Plumas Bancorp Posts 7th Consecutive Quarterly Profit

QUINCY, CA -- (Marketwire - November 09, 2011) - Plumas Bancorp, (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced that third quarter earnings totaled $371 thousand, an increase of $175 thousand from $196 thousand during the quarter ended September 30, 2010. For the nine months ended September 30, 2011, Plumas Bancorp reported net income of $696 thousand. This compares to $906 thousand during the first nine months of 2010.

Net income allocable to common shareholders increased from net income of $25 thousand or $0.01 per share during the three months ended September 30, 2010 to net income of $200 thousand or $0.04 per share during the current three-month period. For the nine months ended September 30, 2011, net income allocable to common shareholders totaled $183 thousand or $0.04 per share, a decrease of $210 thousand from net income of $393 thousand or $0.08 per share during the nine months ended September 30, 2010. (Income allocable to common shareholders is calculated by subtracting dividends accrued and discount amortized on preferred stock from net income.)

2011 Financial Highlights

Nine months ended September 30, 2011 compared to September 30, 2010

  The provision for loan losses decreased by $1 million.
  Salary and benefit costs declined by $311 thousand.
  Gains on sale of loans increased by $1.2 million.

Three months ended September 30, 2011 compared to September 30, 2010

  The provision for loan losses decreased by 69% to $400 thousand.
  Gains on sale of loans increased by $297 thousand.
  Average non-interest-bearing demand deposits increased by $5.8 million to $122 million and average savings balances increased by $9.4 million to $61 million.

2011 Asset Quality Improvements
September 30, 2011 compared to September 30, 2010

  The allowance for loan losses as a percentage of total loans increased from 2.07% at September 30, 2010 to 2.19% at September 30, 2011.
  Nonperforming loans decreased by $9.4 million, or 38%, from $24.9 million at September 30, 2010 to $15.5 million at September 30, 2011.
  The ratio of nonperforming loans to total loans decreased from 7.79% to 5.26% and the ratio of nonperforming assets to total assets decreased from 6.93% to 5.19%.
  Net-charge offs decreased by $3.0 million, or 45%, from $6.6 million during the nine months ended September 30, 2010 to $3.6 million during the current period.

Andrew J. Ryback, interim president and chief executive officer, stated, "It is clear that national and local economic conditions remain challenging; low interest rates and increasing government regulations are taxing; however, the Board of Directors and I are pleased to report that Plumas Bancorp has experienced solid financial results thus far during 2011. In fact, primarily due to growth in non-interest income and prudent management of operating expenses, the company has posted a profit for seven consecutive quarters."

Commenting on recent quarter highlights, Ryback noted, "We are particularly pleased with the progress we have made in reducing non-performing assets. Nonperforming loans decreased by $9.4 million over the last twelve months, from $24.9 million at September 30, 2010 to $15.5 million at September 30, 2011; and net-charge offs decreased by $3.0 million from $6.6 million during the nine months ended September 30, 2010 to $3.6 million during the current period. Mostly related to the decrease in net charge-offs we have been able to reduce the provision for loan losses which declined by $1 million during the nine months and $900 thousand during the third quarter."

"I am confident that we are on the right track," remarked Ryback. "We are staying our course and continuing our strategy of providing first-rate banking products along with local, convenient and community-oriented banking services for the residents and businesses of the communities we serve. We see many consumers seeking a bank that understands their needs, isn't charging fees every time they turn around, and is doing right by the community. Plumas Bank is that bank and we are here to stay for our customers."

Ryback concluded, "I am certain that our continued improvement is due to the execution of the plan and strategies committed to by the Board of Directors, the executives, and our entire team. As always, we thank our shareholders, customers and employees for their patience and support."

Asset Quality

Nonperforming loans at September 30, 2011 were $15.5 million, a decrease of $9.4 million, or 38% from the $24.9 million balance at September 30, 2010. Nonperforming loans as a percentage of total loans decreased to 5.26% at September 30, 2011 down from 7.79% at September 30, 2010. Nonperforming assets (which are comprised of nonperforming loans, OREO and repossessed vehicle holdings) at September 30, 2011 were $24.5 million, down from $34.0 million at September 30, 2010. Nonperforming assets as a percentage of total assets decreased to 5.19% at September 30, 2011 down from 6.93% at September 30, 2010.

During the nine months ended September 30, 2011 we recorded a provision for loan losses of $2.7 million down $1 million from the $3.7 million provision recorded during the nine months ended September 30, 2010. The $2.7 million provision recorded for the nine months ended September 30, 2011 primarily relates to net charge-offs during the nine month period. The Company recorded a $400 thousand provision for loan losses for the three months ended September 30, 2011 compared to the $1.3 million provision for loan losses for the three months ended September 30, 2010.

We have experienced a $3 million decrease in net charge-offs during the comparison periods. Net charge-offs as an annualized percentage of average loans decreased significantly from 2.73% during the nine months ended September 30, 2010 to 1.56% during the current nine month period. The allowance for loan losses totaled $6.5 million at September 30, 2011 down slightly from $6.6 million at September 30, 2010. A $0.2 million increase in general reserves from $5.4 million at September 30, 2010 to $5.6 million at September 30, 2011was offset by a decrease in specific reserves on impaired loans from $1.1 million at September 30, 2010 to $0.8 million at September 30, 2011. As a result of changes described above, the allowance for loan losses as a percentage of total loans increased from 2.07% at September 30, 2010 to 2.19% at September 30, 2011 and the percentage of general reserves to unimpaired loans increased from 1.87% at September 30, 2010 to 2.07% at September 30, 2011. Net loans decreased by $24.2 million, or 8% from $314 million at September 30, 2010 to $289 million at September 30, 2011.

Deposits and Investments

Total deposits were $410 million as of September 30, 2011, a decrease of $22.1 million, or 5%, from the September 30, 2010 balance of $432 million. The decline in deposits was related to maturities from a higher rate promotional time deposit product we began offering in June, 2009 and continued to offer until April 30, 2010. Core deposit growth was strong with increases in non-interest bearing deposits of $11.9 million and savings deposits of $9.9 million.

Total investment securities decreased by $11.8 million from $63.5 million at September 30, 2010 to $51.7 million as of September 30, 2011. While investment securities decreased from September 30, 2010 levels, we anticipate adding to investment securities during the next six months. The investment portfolio at September 30, 2011 was invested entirely in U.S. Government agency securities. Cash and due from banks totaled $83.8 million at September 30, 2011 an increase of $20.6 million from September 30, 2010. Included in cash and due from banks at September 30, 2011 was interest earning balances held at the Federal Reserve Bank of San Francisco totaling $68.7 million.

Shareholders' Equity

Total shareholders' equity increased by $822 thousand from $38.7 million at September 30, 2010 to $39.5 million at September 30, 2011. Book value per common share increased to $5.81 at September 30, 2011 from $5.66 at September 30, 2010. Plumas Bank's leveraged capital ratio was 9.7% at September 30, 2011 up from 8.9% at September 30, 2010. Plumas Bank's total risk-based capital ratio at September 30, 2011 was 14.9% up from 13.7% at September 30, 2010.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, for the nine months ended September 30, 2011 was $12.5 million, a decline of $691 thousand from the $13.2 million earned during the same period in 2010. The largest component of the decrease in net interest income was a decline in the average balance of loans. Other changes, resulting in a decrease in net interest income, included a decline in yield on the Company's loan and investment portfolios and a decrease in the average balance of investments. These items were partially offset by a decline in the average balance of time deposits and long-term borrowings and a decline in the rate paid on time, NOW and money market deposits. Net interest margin for the nine months ended September 30, 2011 decreased 23 basis points, or 5%, to 4.06%, down from 4.29% for the same period in 2010.

Net interest income, on a nontax-equivalent basis, was $4.2 million for the three months ended September 30, 2011, a decrease of $276 thousand, or 6%, from $4.5 million for the same period in 2010. The decline in net interest income was primarily related to a decrease in the average balance of and yield on loans and investment securities. The effect of these items on net interest income was partially offset by a decline in the rates paid and average balance of time deposits. Net interest margin for the three months ended September 30, 2011 decreased 34 basis points to 4.07%, down from 4.41% for the same period in 2010.

Non-Interest Income/Expense

During the nine months ended September 30, 2011 non-interest income decreased by $586 thousand to $6.0 million, from $6.5 million during the nine months ended September 30, 2010. This decrease was related to the sale of our merchant processing portfolio in 2010. During June 2010 we entered into an alliance with a world-wide merchant processing leader. In conjunction with this alliance we sold our merchant processing business, recording a one-time gain of $1.4 million. Related to this sale we experienced a decrease in merchant processing income of $135 thousand during the comparison periods. Service charges on deposit accounts declined by $165 thousand primarily related to a decline in overdraft fees as new regulations placed additional restrictions on the Bank in charging overdraft fees on ATM and Point of Sale transactions. During the nine months ended September 30, 2011 we sold investment securities classified as available-for-sale with an amortized cost of $26.7 million, recognizing a $612 thousand gain on sale. During the 2010 period we sold investment securities classified as available-for-sale with an amortized cost of $21.2 million and recorded a $780 thousand gain on sale.

Partially offsetting these declines in income was a $1.2 million increase in gain on sale of government guaranteed loans. The production and sale of government guaranteed loans has become an important component of the Company's core business.

While we have achieved savings in many categories of non-interest expense these were offset in the current period by an increase of $672 thousand in loss on sale of OREO and other vehicles owned (OVO). Non-interest expense increased by $79 thousand from $14.8 million during the nine months ended September 30, 2010 to $14.9 million during the current nine month period.

Salaries and employee benefits decreased by $311 thousand primarily related to declines in salary expense. Salary expense, excluding commissions, declined by $618 thousand related to a reduction in staffing, during the second quarter of 2010, which affected most function areas with the exception of government guaranteed lending and problem assets. Commission expense, which relates to government guaranteed lending personnel and is included in salary expense, increased by $392 thousand resulting from the increase in government guaranteed loan sales.

OREO represents real property taken by the Bank either through foreclosure or through a deed in lieu thereof from the borrower. Loss on sale of OREO and OVO totaled $608 thousand related to the sale of one property. During September, 2011 the Bank sold its largest OREO holding which represented $4.3 million, or 48% of the total balance in OREO at January 1, 2011. The Bank incurred a $617 thousand loss on sale; however, management believes the loss was prudent given the significant affect this transaction had in decreasing nonperforming assets.

During the three months ended September 30, 2011, total non-interest income increased by $103 thousand from the same period in 2010. This increase was primarily related to government guaranteed loan sales during the quarter. Gains on sale of loans increased by $297 thousand from $360 thousand during the three months ended September 30, 2010 to $657 thousand during the current quarter. While our government guaranteed lending activity remains strong, we expect fourth quarter 2011 gains on sale to decrease from third quarter levels which were particularly high.

Non-interest expense totaled $5.1 million during the three months ended September 30, 2011, an increase of $446 thousand from $4.6 million during the same 2010 quarter. The largest component of this increase was a $473 addition to our other real estate valuation allowance related mostly to one property which based on a recent appraisal declined in value by $452 thousand. A valuation allowance for losses on other real estate is maintained to provide for temporary declines in value. The allowance is established through a provision for subsequent losses on other real estate which is included in other expenses. Subsequent gains or losses on sales or write-downs resulting from permanent impairment are recorded in other income or expenses as incurred.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                                  As of September 30,
                                  -------------------
                                                        Dollar   Percentage
                                     2011      2010     Change     Change
                                  --------- --------- ---------  ----------
  ASSETS
Cash and due from banks           $  83,833 $  63,228 $  20,605        32.6%
Investment securities                51,743    63,523   (11,780)      -18.5%
Loans, net of allowance for loan
 losses                             289,350   313,521   (24,171)       -7.7%
Premises and equipment, net          13,682    14,724    (1,042)       -7.1%
Bank owned life insurance            10,724    10,376       348         3.4%
Real estate and vehicles acquired
 through foreclosure                  8,984     9,075       (91)       -1.0%
Accrued interest receivable and
 other assets                        14,570    16,119    (1,549)       -9.6%
                                  --------- --------- ---------
  Total assets                    $ 472,886 $ 490,566 $ (17,680)       -3.6%
                                  ========= ========= =========

  LIABILITIES AND SHAREHOLDERS'
   EQUITY
Deposits                          $ 409,943 $ 432,059 $ (22,116)       -5.1%
Accrued interest payable and
 other liabilities                   13,122     9,508     3,614        38.0%
Junior subordinated deferrable
 interest debentures                 10,310    10,310         -         0.0%
                                  --------- --------- ---------
  Total liabilities                 433,375   451,877   (18,502)       -4.1%
Shareholders' equity                 39,511    38,689       822         2.1%
                                  --------- --------- ---------
  Total liabilities and
   shareholders' equity           $ 472,886 $ 490,566 $ (17,680)       -3.6%
                                  ========= ========= =========

                               PLUMAS BANCORP
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                   (In thousands, except per share data)
                                (Unaudited)

  FOR THE THREE MONTHS ENDED                            Dollar   Percentage
   SEPTEMBER 30,                   2011       2010      Change     Change
                                ---------  ---------  ---------  ----------

Interest income                 $   4,584  $   5,166  $    (582)      -11.3%
Interest expense                      396        702       (306)      -43.6%
                                ---------  ---------  ---------
  Net interest income before
   provision for loan losses        4,188      4,464       (276)       -6.2%
Provision for loan losses             400      1,300       (900)      -69.2%
                                ---------  ---------  ---------
  Net interest income after
   provision for loan losses        3,788      3,164        624        19.7%
Non-interest income                 1,891      1,788        103         5.8%
Non-interest expenses               5,093      4,647        446         9.6%
                                ---------  ---------  ---------
  Income before income taxes          586        305        281        92.1%
Provision for income taxes            215        109        106        97.2%
                                ---------  ---------  ---------
  Net income                    $     371  $     196  $     175        89.3%
  Dividends on preferred shares      (171)      (171)         0         0.0%
                                ---------  ---------  ---------
  Net income available to
   common shareholders          $     200  $      25  $     175       700.0%
                                =========  =========  =========

Basic earnings per share        $    0.04  $    0.01  $    0.03       300.0%
                                =========  =========  =========
Diluted earnings per share      $    0.04  $    0.01  $    0.03       300.0%
                                =========  =========  =========

  FOR THE NINE MONTHS ENDED                             Dollar   Percentage
   SEPTEMBER 30,                   2011       2010      Change     Change
                                ---------  ---------  --------- -----------

Interest income                 $  14,027  $  15,735  $  (1,708)      -10.9%
Interest expense                    1,470      2,487     (1,017)      -40.9%
                                ---------  ---------  ---------
  Net interest income before
   provision for loan losses       12,557     13,248       (691)       -5.2%
Provision for loan losses           2,700      3,700     (1,000)      -27.0%
                                ---------  ---------  ---------
  Net interest income after
   provision for loan losses        9,857      9,548        309         3.2%
Non-interest income                 5,954      6,540       (586)       -9.0%
Non-interest expenses              14,888     14,809         79         0.5%
                                ---------  ---------  ---------
  Income before income taxes          923      1,279       (356)      -27.8%
Provision for income taxes            227        373       (146)      -39.1%
                                ---------  ---------  ---------
  Net income                    $     696  $     906  $    (210)      -23.2%
  Dividends on preferred shares      (513)      (513)         0         0.0%
  Net income available to
   common shareholders          $     183  $     393  $    (210)      -53.4%
                                =========  =========  =========

Basic earnings per share        $    0.04  $    0.08  $   (0.04)      -50.0%
                                =========  =========  =========
Diluted earnings per share      $    0.04  $    0.08  $   (0.04)      -50.0%
                                =========  =========  =========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                           September 30,
                                                       --------------------
                                                          2011       2010
                                                       ---------  ---------
QUARTERLY AVERAGE BALANCES
Assets                                                 $ 463,505  $ 492,321
Earning assets                                         $ 408,178  $ 401,575
Loans                                                  $ 301,388  $ 322,950
Deposits                                               $ 404,415  $ 431,900
Common equity                                          $  27,753  $  27,797
Total equity                                           $  39,487  $  39,445

CREDIT QUALITY DATA
Allowance for loan losses                              $   6,460  $   6,622
Allowance for loan losses as a percentage of total
 loans                                                      2.19%      2.07%
Nonperforming loans                                    $  15,546  $  24,920
Nonperforming assets                                   $  24,530  $  33,995
Nonperforming loans as a percentage of total loans          5.26%      7.79%
Nonperforming assets as a percentage of total assets        5.19%      6.93%
Year-to-date net charge-offs                           $   3,564  $   6,646
Year-to-date net charge-offs as a percentage of
 average loans, annualized                                  1.56%      2.73%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter               $    0.04  $    0.01
Diluted earnings per share for the quarter             $    0.04  $    0.01
Quarterly weighted average shares outstanding              4,776      4,776
Quarterly weighted average diluted shares outstanding      4,776      4,776
Basic earnings per share, year-to-date                 $    0.04  $    0.08
Diluted earnings per share, year-to-date               $    0.04  $    0.08
Year-to-date weighted average shares outstanding           4,776      4,776
Year-to-date weighted average diluted shares
 outstanding                                               4,776      4,776
Book value per common share                            $    5.81  $    5.66
Total shares outstanding                                   4,776      4,776

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity                          2.9%       0.4%
Annualized return on average assets                         0.32%      0.16%
Net interest margin                                         4.07%      4.41%
Efficiency ratio                                            83.8%      74.3%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity                          0.9%       1.9%
Annualized return on average assets                         0.20%      0.24%
Net interest margin                                         4.06%      4.29%
Efficiency ratio                                            80.4%      74.8%
Loan to Deposit Ratio                                       72.1%      74.0%
Total Risk-Based Capital Ratio                              14.9%      13.6%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com